Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY COMPLETES $135.5 MILLION OF ASSET SALES
Contracts Placed on Two Other Hotels
DALLAS — (June 17, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the previously disclosed sales of the Hyatt Regency Montreal in Montreal, Quebec for $57.5 million and, the Hyatt Dulles Airport in Herndon, Virginia, for $78 million. For the Hyatt Regency Montreal, the sales price in U.S. dollars equates to approximately $95,000 per key, a 3.9% trailing 12-month NOI cap rate, and a 16.2x trailing 12-month EBITDA multiple. The Hyatt Dulles Airport sales price equates to $247,000 per key and a 7.5% trailing 12-month NOI cap rate, and a 11.4x trailing 12-month EBITDA multiple.
The Company also announced that it has contracts in place to sell two other assets: the Radisson Hotel in Rockland, Massachusetts, and the Sheraton Milford in Milford, Massachusetts, for a combined $20.9 million that equates to $70,000 per key and a 5.1% trailing 12 month cap rate, and a 17.5x trailing 12-month EBITDA multiple. Both contracts are expected to close in the third quarter, subject to customary closing conditions.
Commenting on the announcement, Monty Bennett, President and CEO, said, “We are particularly pleased to close these transactions in light of the challenging current market conditions. Year to date, we have closed or announced asset sales of $238 million. We continue to position the portfolio for long-term success and recycle capital from asset sales into debt paydown, mezzanine loans, share repurchase, and capital expenditure.”
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
-MORE-
14185 Dallas Parkway,  Suite  1100,  Dallas,  TX  75254
Phone:  (972)  490-9600

AHT Announces $135.5 Million of Asset Sales

June 17, 2008
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
-END-